Exhibit 10.38

THE WESTERN UNION COMPANY

DODD-FRANK CLAWBACK AND FORFEITURE POLICY

Effective October 2, 2023

I. Introduction

The Board of Directors (the “Board”) of The Western Union Company (the “Corporation”) has adopted this Dodd-Frank Clawback and Forfeiture Policy (the "Policy"), which provides for the recoupment of Incentive Compensation from Officers in certain situations involving an Accounting Restatement. This Policy is designed and shall be interpreted to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and New York Stock Exchange ("NYSE") listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

II. Administration

This Policy shall be administered by the Compensation and Benefits Committee of the Board (“the “Committee”). The Committee is authorized to determine, interpret and take actions in connection with this Policy as it deems necessary or advisable (in all cases consistent with the Dodd-Frank Act) and determinations made by the Committee shall be final, conclusive and binding on all affected individuals.

III. Recovery of Certain Incentive-Based Compensation Due to An Accounting Restatement

If an Accounting Restatement has occurred, the Committee shall require the return, repayment or forfeiture of Incentive Compensation from each Officer, as promptly as reasonably possible. The amount of Incentive Compensation subject to return, repayment or forfeiture hereunder shall be the excess of the Incentive Compensation paid to an Officer during the Recovery Period based on the erroneous data and calculated without regard to any taxes paid or withheld over the Incentive Compensation that would have been paid to the Officer had it been based on the restated results. For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Incentive Compensation subject to return, repayment or forfeiture will be based on the Committee’s reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, and the Corporation shall document the determination of that estimate and provide it to the NYSE.

The Corporation will recover erroneously awarded compensation in compliance with this Policy except to the extent that the Committee determines that such recovery would be impracticable because: (A) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered (after having made a reasonable attempt to recover the erroneously awarded Incentive Compensation and providing corresponding documentation of such attempt to the NYSE); (B) recovery would violate home country law where that law was adopted prior to November 28, 2022, as determined by the opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to the NYSE; or (C) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

IV. Definitions

For purposes of this Policy, the following terms shall have the following definitions:

1.
“Accounting Restatement” means any restatement of the Corporation’s financial statements due to material noncompliance of the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2.
“Financial Reporting Measure” means financial reporting measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not presented within the Corporation’s financial statements or included in a filing with the U.S. Securities and Exchange Commission, including stock price and total shareholder return.

3.
“Incentive Compensation” means all incentive-based compensation received by a person (i) after beginning service as an Officer and (ii) who served as an Officer at any time during the performance period for that incentive-based compensation, that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted stock or options with time-based vesting, or a bonus awarded solely at the discretion of the Board or the Committee and not based on the attainment of any financial measure, is not considered Incentive Compensation for purposes of this Policy.

Incentive Compensation is deemed received in the Corporation’s fiscal year during which the Financial Reporting Measure specified in the incentive-based compensation award is attained or purportedly attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

4.
“Officer” means any current or former “executive officer,” within the meaning of Rule 10D-1 under the Exchange Act, of the Corporation or a subsidiary of the Corporation. This Policy shall be binding and enforceable against all Officers and their beneficiaries, executors, administrators, and other legal representatives.

5.
“Recovery Period” means the three-completed fiscal years immediately preceding: the date on which the Corporation is required to prepare the Accounting Restatement, as determined in accordance with this definition, or any transition period that results from a change in the Corporation’s fiscal year (as set forth in Section 303A.14(c)(1)(i)(D) of the NYSE Listed Company Manual). The date on which the Corporation is required to prepare an Accounting Restatement is the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Corporation to prepare an Accounting Restatement.

V. Additional Provisions

1.
Recoupment under this Policy shall be required regardless of whether the Officer or any other person was at fault or responsible for accounting errors that contributed to the need for the Accounting Restatement or engaged in any misconduct.

2.
The exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Corporation, the Board or the Committee may have with respect to any Officer subject to this Policy, including termination of employment or service, institution of civil proceedings or requiring forfeiture and/or repayment of compensation under circumstances not set forth in this Policy.

3.
The Corporation may use any legal or equitable remedies that are available to the Corporation to recoup any erroneously awarded Incentive Compensation, including but not limited to by collecting from the Officer cash payments or shares of common stock from or by forfeiting any amounts that the Corporation owes to the Officer.

4.
This Policy shall be effective as of October 2, 2023 and shall apply to Incentive Compensation that is received after such date, as determined in accordance with this Policy.

5.
The Corporation shall not indemnify any Officer against the loss of any Incentive Compensation required to be returned, repaid or forfeited by an Officer pursuant to this Policy or pay or reimburse the premium for any insurance policy to cover any such losses incurred by such Officer.